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                                                                      EXHIBIT 99


                                                                        CONTACT:
                                                         Doug Hansen/George Bull
                                                             Redwood Trust, Inc.
                                                                  (415) 389-7373


          REDWOOD TRUST, INC. ANNOUNCES THE EFFECTIVENESS OF AMENDMENTS
            TO ITS CHARTER WHICH WERE APPROVED AT ITS ANNUAL MEETING

MILL VALLEY, CA JULY 16, 1998 - Redwood Trust, Inc. (NYSE:RWT), a Maryland corporation, announced today that two amendments to the Company's charter, previously approved by shareholders at the annual shareholder meeting, have become effective.

First, certain technical amendments relating to stock transfers have been effected as requested by the New York Stock Exchange in connection with the Company's listing of its outstanding securities on the NYSE.

Second, the Company amended and clarified the definition of the term "Beneficial Ownership" in the provisions of the Charter limiting the ownership of any investor in the capital stock of the corporation. The definition of such ownership now conforms to Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

The principal ownership limitation of the Charter is the requirement that no person, corporation, partnership, estate or trust shall own in excess of 9.8% of any class of capital stock of the Company unless, prior to such accumulation, a waiver from this limitation was granted by the Company's Board of Directors.

The Charter amendment may limit opportunities for stockholders to receive a premium for their securities that might otherwise exist if any person were to attempt to assemble a block of shares in excess of the number of shares permitted under the Charter. The forfeiture and other enforcement provisions of the Charter operate automatically to any acquisition of shares in excess of the limitation.

Thus, investors are cautioned to insure that their beneficial ownership of such shares (as now defined in the Charter) does not exceed the 9.8% limitation or the terms of any previously

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granted Board waiver. The amendment will not affect the validity or transferability of stock certificates currently outstanding, nor will it change the capital structure of the Company.

Redwood Trust, Inc. is a financial institution specializing in mortgages. From its portfolio operations, the Company earns net income to the extent that the interest income earned from its mortgage loan and security portfolio exceeds the cost of borrowed funds, hedging, credit loss expenses and operating expenses. The Company also operates mortgage-related, fee-generating businesses through its taxable affiliate, RWT Holdings, Inc. The Company is a real estate investment trust (REIT). Currently the Company has outstanding 13,796,333 shares of common stock (New York Stock Exchange, Symbol "RWT") and 909,518 shares of Class B Cumulative Convertible Preferred Stock (Symbol "RWT-PB"). The Company has a Web site on the Internet at http://www.redwoodtrust.com.


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